As Filed with the Securities and Exchange Commission on August 13, 2003
                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                         ------------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                       CollaGenex Pharmaceuticals, Inc.
                  -------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

         Delaware                                              52-1758016
--------------------------------                        ------------------------
  (State or Other Jurisdiction                              (I.R.S. Employer
of Incorporation or Organization)                        Identification Number)

                               41 University Drive
                           Newtown, Pennsylvania 18940
                                 (215) 579-7388
         --------------------------------------------------------------
          (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)

                            Brian M. Gallagher, Ph.D.
--------------------------------------------------------------------------------
                     President and Chief Executive Officer
                        CollaGenex Pharmaceuticals, Inc.
                               41 University Drive
                           Newtown, Pennsylvania 18940
                                 (215) 579-7388
           ----------------------------------------------------------
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                             ----------------------
                                    Copy to:
                           Richard S. Mattessich, Esq.
                              Tod K. Reichert, Esq.
                                Hale and Dorr LLP
                              650 College Road East
                           Princeton, New Jersey 08540
                                 (609) 750-7600

                             ----------------------
      Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

                             ----------------------


     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

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                         CALCULATION OF REGISTRATION FEE
================================================================================
                                     Proposed         Proposed
                      Amount         Maximum           Maximum       Amount Of
  Title of Shares     To Be      Aggregate Price      Aggregate     Registration
 To Be Registered   Registered    Per Share(1)     Offering Price       Fee
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Common Stock,
 $.01 par value..     500,000       $11.9555        $5,977,500.00      $483.58

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(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c). Such price is based upon the average of the high and low price per share of the Registrant's common stock as reported on the Nasdaq National Market on August 11, 2003.


      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
The information in this Prospectus is not complete and may be changed. The Selling Shareholder may not sell its securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS (Not Complete)
Dated:  August 13, 2003

                                 500,000 Shares

                        COLLAGENEX PHARMACEUTICALS, INC.

                                  Common Stock

      This prospectus relates to the public resale, from time to time, of an aggregate of 500,000 shares of our common stock, $.01 par value, by the stockholder identified below in the section entitled "Selling Shareholder."

      We will not receive any of the proceeds from the sale by the selling shareholder of the shares covered by this prospectus.

      Our common stock is traded on the Nasdaq National Market under the symbol "CGPI." On August 12, 2003, the closing sale price of our common stock on the Nasdaq National Market was $13.01 per share.

          INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 4.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is August 13, 2003.

                                TABLE OF CONTENTS

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CollaGenex Pharmaceuticals, Inc.......................................       2

Risk Factors..........................................................       4

  We Rely on Periostat for Most of Our Revenue........................       4

  We May Not be Able to Maintain Profitability........................       4

  Our Competitive Position in the Marketplace Depends on Enforcing
   and Successfully Defending Our Intellectual Property Rights........       5

  If We Lose Our Sole Supplier of Doxycycline Hyclate or Our
   Current Manufacturer of Periostat, Our Commercialization of
   Periostat Will be Interrupted, Halted or Less Profitable...........       6

  Our Products are Subject to Extensive Regulation by the FDA.........       7

  A Small Number of Wholesale Customers and Large Retail Chains
   Account for the Majority of Our Sales, and the Loss of One of
   Them, or Changes in Their Purchasing Patterns, Could Result in
   Reduced Sales, Thereby Adversely Affecting Our Operating Results...       8

  We Cannot Assure You that Our Pursuit of Business in the
   Dermatology Market will be Successful..............................       8

  If Our Products Cause Injuries, We May Incur Significant
   Expense and Liability..............................................       9

  Because Our Executive Officers, Directors and Affiliated Entities
   Own Approximately 32.8% of Our Capital Stock, They Could Control
   Our Actions in a Manner That Conflicts With Our Interests and
   the Interests of Our Other Stockholders............................       9

  Our Stock Price is Highly Volatile and, Therefore, the Value
   of Your Investment May Fluctuate Significantly.....................       9

Special Note Regarding Forward-Looking Information....................      10

Use of Proceeds.......................................................      11

Selling Shareholder...................................................      11

Plan of Distribution..................................................      13

Legal Matters.........................................................      14

Experts...............................................................      14

Information Incorporated By Reference.................................      14

Where You Can Find More Information...................................      16

Indemnification of Directors and Officers.............................      16

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                        COLLAGENEX PHARMACEUTICALS, INC.

     CollaGenex Pharmaceuticals, Inc. and subsidiaries is a specialty pharmaceutical company currently focused on providing innovative medical therapies to the dental and dermatology markets. Our first product, Periostat(R), is an orally administered, prescription pharmaceutical product that was approved by the United States Food and Drug Administration in September 1998 and is the first and only pharmaceutical to treat adult periodontitis by inhibiting the enzymes that destroy periodontal support tissues.

     We are marketing Periostat and other pharmaceutical products to the dental and dermatology communities through our own professional pharmaceutical sales force of approximately 115 sales representatives and managers. Pursuant to an exclusive License and Marketing Agreement with Atrix Laboratories, Inc., we began, in October 2001, to actively market Atrix's proprietary dental products, Atridox(R) and Atrisorb FreeFlow(R), and, in February 2002, Atrisorb-D(R), to the United States dental market. In May 2002, we executed a sublicense agreement with Altana Inc. to, among other things, market and distribute, in the United States and Puerto Rico, Pandel(R), a mid-potency topical corticosteroid product developed by Altana Inc. In March 2003, we executed a co-promotion agreement with Sirius Laboratories, Inc. pursuant to which we have begun to jointly market Sirius' AVAR(TM) product line and Pandel to dermatologists in the United States. We distribute Periostat and Pandel through drug wholesalers and large retail chains in the United States. Periostat is also sold through wholesalers and direct to dentists in the United Kingdom through our wholly-owned subsidiary, CollaGenex International Ltd., and by distributors and licensees in certain other overseas markets. The Atrix dental products are distributed through specialty distributors who sell these products directly to dental practitioners in the United States and Puerto Rico. Our sales force also co-promotes Vioxx(R), a prescription non-steroidal, anti-inflammatory drug developed by Merck & Co., Inc., in the United States, and, effective October 1, 2002, Denavir(R), a topically applied prescription medication for the treatment of recurrent cold sores in adults, for Novartis Consumer Health, Inc.

     We are a Delaware corporation. We were incorporated and began operations in 1992 under the name CollaGenex, Inc. and changed our name to CollaGenex Pharmaceuticals, Inc. in April 1996. Our principal executive offices are located at 41 University Drive, Newtown, Pennsylvania 18940, and our telephone number is
(215) 579-7388.

     In this prospectus, the terms "CollaGenex," "we," "us" and "our" includes CollaGenex Pharmaceuticals, Inc. and its subsidiaries.

     Periostat(R), Metastat(R), Dermostat(R), Nephrostat(R), Osteostat(R), Arthrostat(R), Rheumastat(R), Corneostat(R), Gingistat(R), IMPACS(R), PS20(TM), The Whole Mouth Treatment(R), Restoraderm(TM) and Dentaplex(R) are United States trademarks of CollaGenex Pharmaceuticals, Inc. Periostat(R), Nephrostat(R), Optistat(R), Xerostat(R) and IMPACS(TM) are European Community trademarks of CollaGenex Pharmaceuticals, Inc. Periostat(R), Nephrostat(R), Optistat(R), Xerostat(R), IMPACS(R), Dentaplex(R), Restoraderm(R), Dermastat(R) , Periocycline(R), Periostatus(R) and Periostan(R) are United Kingdom trademarks of our wholly-owned subsidiary, CollaGenex

International Ltd. CollaGenex(R), PS20(R), "C" Logo(R)and The Whole Mouth Treatment(R)are European Community and United Kingdom trademarks of CollaGenex International Ltd. Periocycline(TM)and Periostan(TM)are European Community Trademarks of CollaGenex International Ltd. All other trade names, trademarks or service marks appearing in this prospectus are the property of their respective owners and are not property of CollaGenex Pharmaceuticals, Inc. or any of our subsidiaries.

                                  RISK FACTORS

     Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before purchasing our common stock. The risks and uncertainties described below are all of the material risks of which we are aware. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

     WE RELY ON PERIOSTAT FOR MOST OF OUR REVENUE.

     During the three months ended March 31, 2003 and the years ended 2002, 2001 and 2000, Periostat accounted for approximately 82%, 82%, 87% and 84% of our total net revenues, respectively. Although we currently derive additional revenue from marketing and/or selling other products (Vioxx, Atridox, Atrisorb FreeFlow, Atrisorb-D, Pandel and Denavir) and from licensing fees from foreign marketing partners, our revenue and profitability in the near future will depend on our ability to successfully market and sell Periostat.

     West-ward Pharmaceutical Corporation and Mutual Pharmaceutical Company, Inc. have each submitted an application to the FDA for approval of a generic version of Periostat. Other companies may also have submitted applications for approval of generic versions of Periostat. We have filed suits to enforce our patent rights and to compel the FDA to award patent and exclusivity protections that would prevent a generic drug application from being approved now. On July 23, 2003, we announced that the United States District Court for the District of Columbia had granted a preliminary injunction temporarily restraining the FDA from approving any abbreviated new drug applications (ANDAs) submitted for any generic version of Periostat. Until the Court has made a final ruling on our complaint, the FDA cannot approve the ANDAs on file for West-ward Pharmaceutical Corporation's 20 mg doxycycline hyclate capsule, Mutual Pharmaceutical Company's 20 mg doxycycline hyclate tablet or any other ANDA for a generic version of Periostat.

     As a result of the ruling in the District Court of the District of Columbia, we have withdrawn our motion for a temporary restraining order and preliminary injunction in our patent infringement suit against Mutual Pharmaceutical Company, which we previously filed in the District Court of the Eastern District of New York. In addition, we are considering our alternatives with respect to our motion for preliminary injunction in our patent infringement suit against West-ward Pharmaceutical Corporation which we previously filed in the same jurisdiction. In both cases, the suits remain on file and motions for injunctive relief can be filed immediately if required. However, we cannot be sure that one or more generic versions of Periostat will not be approved and marketed. If one or more generic versions of Periostat are approved and marketed, our revenues from Periostat would significantly decrease, and as result, our business, financial condition and results of operations would be materially adversely affected.

     WE MAY NOT BE ABLE TO MAINTAIN PROFITABILITY.

     From our founding in 1992 through the commercial launch of Periostat in November, 1998, we had no revenue from sales of our own products. During the year ended December 31,

2000, we experienced a net loss of approximately $8.8 million. During the year ended December 31, 2001, we experienced a net loss of approximately $8.1 million. During the year ended December 31, 2002 and the three months ended March 31, 2003, we earned net income of approximately $900,000 and $1.2 million, respectively. As of March 31, 2003, we have an accumulated deficit of $73.5 million. Our historical losses have resulted primarily from the expenses associated with our pharmaceutical development program, clinical trials, the regulatory approval process associated with Periostat and sales and marketing activities relating to Periostat. Although we achieved net income of $756,000, $1.1 million and $1.2 million for the three months ended September 30, 2002, December 31, 2002 and March 31, 2003, respectively, we expect to incur significant future expenses, particularly with respect to the sales and marketing of Periostat, new products and continuing clinical and manufacturing development for other indications and formulations of Periostat, and therefore, we cannot be certain that we will be profitable in the future, if at all.

     OUR COMPETITIVE POSITION IN THE MARKETPLACE DEPENDS ON ENFORCING AND SUCCESSFULLY DEFENDING OUR INTELLECTUAL PROPERTY RIGHTS.

     In order to be competitive in the pharmaceutical industry, it is important to establish, enforce, and successfully defend patent and trade secret protection for our established and new technologies. We must also avoid liability from infringing the proprietary rights of others.

     Our core technology is licensed from The Research Foundation of the State University of New York ("SUNY"), and other academic and research institutions collaborating with SUNY. Under the license agreement with SUNY (the "SUNY License") we have an exclusive worldwide license to SUNY's rights in certain patents and patent applications to make and sell products employing tetracyclines to treat certain disease conditions. The SUNY License imposes various payment and reporting obligations on us, and our failure to comply with these requirements permits SUNY to terminate the SUNY License. If the SUNY License is terminated, we would lose our right to exclude competitors from commercializing similar products, and we could be excluded from marketing the same products if SUNY licensed the underlying technology to a competitor after terminating the SUNY License.

     SUNY owns thirty-one (31) United States patents and six (6) United States patent applications that are licensed to us. The patents licensed from SUNY expire between 2004 and 2019. Two of the patents are related to Periostat and expire in 2004 and 2007. Technology covered by these patents becomes available to competitors as the patents expire.

     Since many of our patent rights cover new treatments using tetracyclines, we may be required to bring expensive infringement actions to enforce our patents and protect our technology. Although federal law prohibits making and selling pharmaceuticals for infringing use, competitors and/or practitioners may provide generic forms of tetracycline for treatment(s) which infringe our patents, rather than prescribe our Periostat product. Enforcement of patents can be expensive and time consuming.

     We are currently enforcing our patent rights against a generic drug company, West-ward Pharmaceutical Corporation. A patent infringement action has been brought in the Eastern District of New York to prevent West-ward from introducing a generic version of Periostat(R). A motion for preliminary injunction has been filed and West-ward has agreed to refrain from introducing product until the court has fully heard and decided the motion. Negotiations are currently underway to resolve the matter without protracted litigation. As a result of our litigation against the FDA, which resulted in a preliminary injunction temporarily restraining the FDA from approving any company's ANDA submitted for a generic version of Periostat, we are currently reviewing our alternatives with respect to this matter. We cannot be certain that West-ward will not ultimately receive FDA approval and introduce a competitive generic version of Periostat.

     In addition, another generic drug company, Mutual Pharmaceutical Company, Inc., has submitted a request for listing a generic tablet replacement for Periostat on the New Jersey Formulary. In keeping with our patent enforcement policy, we have initiated a patent infringement action in the Eastern District of New York to prevent Mutual from introducing a generic version of Periostat. A motion for preliminary injunction was filed and served to prevent Mutual from introducing a generic version of Periostat to the marketplace. As a result of our litigation against the FDA, we have withdrawn our motion for a temporary restraining order and preliminary injunction in our patent infringement suit against Mutual, although our complaint against Mutual remains outstanding. Mutual has filed various claims against us relating to these matters. We cannot assure you that any infringement or related action involving West-ward, Mutual or any third party will not involve significant expenditures or management time or will be resolved in our favor.

     Our success also depends upon know-how, trade secrets, and the skills, knowledge and experience of our scientific and technical personnel. To that end, we require all of our employees and, to the extent possible, all consultants, advisors and research collaborators, to enter into confidentiality agreements prohibiting unauthorized disclosure. With respect to information and chemical compounds we provide for testing to collaborators in academic institutions, we cannot guarantee that the institutions will not assert property rights in the results of such tests nor that a license can be reasonably obtained from such institutions which assert such rights. Failure to obtain the benefit of such testing could adversely affect our commercial position and, consequently, our financial condition.

     IF WE  LOSE  OUR  SOLE  SUPPLIER  OF  DOXYCYCLINE  HYCLATE  OR OUR  CURRENT
MANUFACTURER  OF  PERIOSTAT,   OUR   COMMERCIALIZATION   OF  PERIOSTAT  WILL  BE
INTERRUPTED, HALTED OR LESS PROFITABLE.

     We rely on a single supplier, Hovione International Limited ("Hovione"), for doxycycline, the active ingredient in Periostat. There are relatively few alternative suppliers of doxycycline and Hovione produces the majority of the doxycycline used in the United States. Our current supply agreement with Hovione expires on May 14, 2006 and thereafter automatically renews for successive two-year periods unless, 90 days prior to the expiration of any such periods, either party gives the other party written notice of termination. In addition, in the event of a default, uncured for 90 days, the non-defaulting party can terminate the supply agreement effective immediately at the end of such ninety-day period. We rely on Hovione as our sole supplier of doxycycline and have no back-up supplier at this time. If we are unable to procure a commercial quantity of doxycycline from Hovione on an ongoing basis at a competitive price, or if we cannot find a replacement supplier in a timely manner or with favorable pricing terms, our costs may increase significantly and we may experience delays in the supply of Periostat.

     We have entered into an agreement with a contract manufacturer, Pharmaceutical Manufacturing Research Services, Inc. ("PMRS"), for our tablet formulation for Periostat. Our current arrangement with PMRS has been extended until the earlier of March 30, 2007 or until a generic 20 mg doxycycline hyclate tablet is available on the market. Currently, PMRS is the sole third-party contract manufacturer to supply a tablet formulation of Periostat to us. Any inability of PMRS to produce and supply product on agreed upon terms could result in delays in the supply of Periostat. The introduction of a generic 20 mg doxycycline hyclate tablet could leave us without a manufacturer or force us to negotiate a new arrangement, possibly on less favorable terms. We intend to contract with additional manufacturers for the commercial manufacture of Periostat tablets. We believe, however, that it could take up to one year to successfully transition from PMRS to a new manufacturer.

     OUR PRODUCTS ARE SUBJECT TO EXTENSIVE REGULATION BY THE FDA.

     Drugs and medical devices generally require approval or clearance from the FDA before they can be marketed in the United States. Periostat, Vioxx, Pandel, Denavir and Atridox have been approved by the FDA as drugs. Sirius Laboratories, Inc., the manufacturer of the AVAR products, has not sought FDA approval of those products because the manufacturer believes that no approval is required. We cannot be sure that the FDA will not object to the lack of approval for these products. If the FDA were to assert that the AVAR products need approval, we might be required to stop marketing such products temporarily or permanently and might be subject to FDA regulatory action. Atrisorb FreeFlow and Atrisorb-D have been cleared by the FDA as medical devices. Our drug products under development, however, will have to be approved by the FDA before they can be marketed in the United States. Also, we cannot market our approved products for new indications until FDA approves the product for that indication. If the FDA does not approve our products under development or additional indications for marketed products in a timely fashion, or does not approve them at all, our financial condition may be adversely affected.

     In addition, drug and medical device products remain subject to comprehensive regulation by the FDA while they are being marketed. The drug and medical device regulatory schemes differ in detail, but they are essentially similar. The FDA regulates, for example, the safety, manufacturing, labeling, and promotion of both drug and medical device products. If we or our partners who manufacture our products fail to comply with regulatory requirements, various adverse consequences can result, including recalls, civil penalties, withdrawal of the product from the market and/or the imposition of civil or criminal sanctions.

     We are, and will increasingly be, subject to a variety of foreign regulatory regimes governing clinical trials and sales of our products. Other than Periostat, which has been approved by the Medicines Control Agency for marketing in the United Kingdom and approved for marketing in Austria, Finland, Switzerland, Ireland, Israel, Italy, Luxemburg, the Netherlands, Portugal and Canada, our products in development have not been approved in any foreign country. Whether or not FDA approval has been obtained, approval of drug products by the comparable regulatory authorities of foreign countries must be obtained prior to the commencement of marketing of those products in those countries. The approval process varies from country to country and other countries may also impose post-approval requirements.

     A SMALL NUMBER OF WHOLESALE CUSTOMERS AND LARGE RETAIL CHAINS ACCOUNT FOR THE MAJORITY OF OUR SALES, AND THE LOSS OF ONE OF THEM, OR CHANGES IN THEIR PURCHASING PATTERNS, COULD RESULT IN REDUCED SALES, THEREBY ADVERSELY AFFECTING OUR OPERATING RESULTS.

     We sell most of our products to a small number of wholesale drug distributors. For the year ended December 31, 2002, sales to Cardinal Health, Inc., McKesson Corporation and Amerisource-Bergen Corporation, represented approximately 32%, 24% and 19%, respectively, of our aggregate net product sales. For the three months ended March 31, 2003, sales to Cardinal Health, Inc., McKesson Corporation and Amerisource-Bergen Corporation, represented approximately 37%, 35% and 23%, respectively, of our aggregate net product sales. The small number of wholesale drug distributors, consolidation in this industry or financial difficulties of these distributors could result in the combination or elimination of warehouses, which could temporarily increase returns of our products or, as a result of distributors reducing inventory levels, delay the purchase of our products. In addition, wholesalers may increase purchase levels in anticipation of future price increases or may capitalize on volume discounts to acquire inventory. This may cause an unexpected increase in the level of trade inventories normally maintained by wholesalers. Although we have developed a plan to manage Periostat trade inventory levels, this plan may not be effective. If Periostat trade inventory levels become too high, or if prescription growth of Periostat is lower than expected by the trade, wholesalers and large retail chains could reduce their orders for Periostat, which could result in reduced sales of Periostat and adversely affect our operating results.

     WE CANNOT ASSURE YOU THAT OUR PURSUIT OF BUSINESS IN THE DERMATOLOGY MARKET WILL BE SUCCESSFUL.

     In January 2002, we announced our plans to expand into the dermatology market. During 2002, we initiated a 150-patient Phase III clinical trial to evaluate the use of Periostat to treat rosacea, we announced that we had licensed a new dermal and transdermal drug delivery technology called Restoraderm, we executed a sublicense Agreement with Altana Inc. with respect to the marketing and distribution of Pandel, and in March 2003, we executed a co-promotion agreement with Sirius Laboratories, Inc. pursuant to which we will jointly market Sirius' AVAR product line. In addition, we continue to actively seek product licensing opportunities to enhance our near-term offerings to the dermatology market. We cannot assure you that we will be able to (i) achieve market acceptance for any of these or future dermatological offerings, (ii) hire and retain personnel with experience in the dermatology market, (iii) execute our business plan with respect to this market segment, or (iv) adapt to technical or regulatory changes once operational. Furthermore, while we have experience in the sales and marketing of dental products, we have virtually no experience in dermatology. This market is very competitive and some of our competitors have substantially greater resources than we have. New product development is a lengthy, complex and uncertain process that will require significant attention and resources from management. A product candidate can fail at any stage of the development process due to, among other things, efficacy or safety concerns, the inability to obtain necessary regulatory approvals, the difficulty or excessive cost to manufacture and/or the infringement of patents or intellectual property rights of others. Furthermore, the sales of new products may prove to be disappointing and fail to reach anticipated levels. We therefore cannot assure you that we will be successful in our pursuit of business in the dermatology market, or that we can sustain any business in which we achieve initial success.

     IF OUR PRODUCTS CAUSE INJURIES, WE MAY INCUR SIGNIFICANT EXPENSE AND LIABILITY.

     Our business may be adversely affected by potential product liability risks inherent in the testing, manufacturing and marketing of Periostat and other products developed by or for us or for which we have licensing or co-promotion rights. We have an aggregate of $10.0 million in product liability insurance for Periostat, our product candidates and products for which we have licensing or co-promotion rights. This level of insurance may not adequately protect us against product liability claims. Insufficient insurance coverage or the failure to obtain indemnification from third parties for their respective liabilities may expose us to product liability claims and/or recalls and could cause our business, financial condition and results of operations to decline.

     BECAUSE OUR EXECUTIVE OFFICERS, DIRECTORS AND AFFILIATED ENTITIES OWN APPROXIMATELY 32.8% OF OUR CAPITAL STOCK, THEY COULD CONTROL OUR ACTIONS IN A MANNER THAT CONFLICTS WITH OUR INTERESTS AND THE INTERESTS OF OUR OTHER STOCKHOLDERS.

     Currently, our executive officers, directors and affiliated entities together beneficially own approximately 32.8% of the outstanding shares of our common stock or equity securities convertible into common stock. As a result, these stockholders, acting together, or in the case of our preferred stockholders, in certain instances, as a class, will be able to exercise control over corporate actions requiring stockholder approval, including the election of directors. This concentration of ownership may have the effect of delaying or preventing a change in control, including transactions in which our stockholders might otherwise receive a premium for their shares over then current market prices.

     OUR STOCK PRICE IS HIGHLY VOLATILE AND, THEREFORE, THE VALUE OF YOUR INVESTMENT MAY FLUCTUATE SIGNIFICANTLY.

     The market price of our common stock has fluctuated and may continue to fluctuate as a result of variations in our quarterly operating results. These fluctuations may be exaggerated if the trading volume of our common stock is low. In addition, the stock market in general has experienced dramatic price and volume fluctuations from time to time. These fluctuations may or may not be based upon any business or operating results. Our common stock may experience similar or even more dramatic price and volume fluctuations that may continue indefinitely.

     The following table sets forth the high and low closing market price per share for our common stock for each of the quarters in the period beginning January 1, 2000 through March 31, 2003, as reported on the Nasdaq National
Market:

               QUARTER ENDED               HIGH            LOW
               -------------               ----            ---

         March 31, 2000..........         $27.13         $12.63
         June 30, 2000...........         $15.50          $8.25
         September 30, 2000......          $9.88          $8.06
         December 31, 2000.......          $7.88          $3.13
         March 31, 2001..........          $6.00          $4.47
         June 30, 2001...........          $8.80          $5.06
         September 30, 2001......         $10.00          $7.25
         December 31, 2001.......          $9.50          $7.50
         March 31, 2002..........         $12.00          $7.72
         June 30, 2002...........         $11.65          $5.75
         September 30, 2002......          $7.34          $4.70
         December 31, 2002.......          $9.93          $4.05
         March 31, 2003..........         $11.03          $6.66


               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     This prospectus and the documents incorporated herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. For this purpose, any statements contained herein or incorporated herein that are not statements of historical fact may be forward-looking statements. For example, the words "may," "will," "continue," "believes," "expects," "anticipates," "intends," "estimates," "should" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause CollaGenex's results to differ materially from those indicated by such forward-looking statements. These factors include those set forth in the section entitled "Risk Factors." In particular, CollaGenex's business of selling, marketing and developing pharmaceutical products is subject to a number of significant risks, including risks relating to the implementation of CollaGenex's sales and marketing plans for Periostat and other products that we market, risks inherent in research and development activities, risks associated with enforcement of our intellectual property rights, including risks relating to the outcome and consequences of our patent litigation against West-ward Pharmaceutical Corporation and Mutual Pharmaceutical Company, Inc., risks that the FDA will approve generic products, such as West-ward's or Mutual's products, that will compete with and limit the market for Periostat, risks relating to our litigation with the FDA, risks associated with conducting business in a highly regulated environment and uncertainty relating to clinical trials of products under development. CollaGenex's success depends to a large degree upon the market acceptance of Periostat by periodontists, dental practitioners, other health care providers, patients and insurance companies. There can be no assurance that CollaGenex's product candidates (other than the FDA's approval of Periostat for marketing in the United States, the United Kingdom Medicines Control Agency's approval of Periostat for marketing in the United Kingdom and Periostat's marketing approval in Austria, Finland, Switzerland, Ireland, Israel, Italy, Luxemborg, the Netherlands, Portugal and Canada) will be approved by any regulatory authority for marketing in any jurisdiction or, if approved, that any such products will be successfully commercialized by CollaGenex. In addition, there can be no assurance that CollaGenex will successfully commercialize Vioxx,

Denavir, Pandel, Atridox, Atrisorb-FreeFlow, Atrisorb-D or the AVAR product line. As a result of such risks and others expressed from time to time in CollaGenex's filings with the Securities and Exchange Commission, CollaGenex's actual results may differ materially from the results discussed in or implied by the forward-looking statements contained herein.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares offered by the selling shareholder set forth in this prospectus.

                               SELLING SHAREHOLDER

     In September 1995, we entered into a registration rights agreement with each of the then holders of our Series A, Series B and Series C redeemable preferred stock pursuant to which we granted certain registration rights to such stockholders. Pursuant to such registration rights agreement, the holders of the common stock issued upon the conversion of the Series A, Series B and Series C redeemable preferred stock have the right, among other rights, to an unlimited number of registrations on Form S-3 under the Securities Act of 1933, as amended, however, we are not required to effect such a registration unless the requesting holders reasonably anticipate having an aggregate disposition price of at least $500,000. The registration of a portion of the shares of common stock issued to the selling shareholder is included herein.

     The following table sets forth as of July 25, 2003 certain information with respect to the selling shareholder. CollaGenex cannot assure that the selling shareholder will offer for sale or sell any or all of the shares offered by it pursuant to this prospectus.

                                           Beneficial Ownership        Number of
                                                   of                   Shares           Beneficial
            Name of                        Selling Shareholder          Offered      Ownership of Shares
      Selling Shareholder                  Prior to Offering(1)        Hereby(2)       After Offering(2)
--------------------------------------    ---------------------       ----------     -------------------
                                            Number        Percent                      Number   Percent
                                            ------        -------                      ------   -------
Marquette Venture Partners II, L.P....   1,024,215(3)(4)   8.8(3)       500,000        524,215    4.5

--------

(1) Applicable percentage of ownership is based on 11,498,960 shares of common stock outstanding as of July 25, 2003 plus any common stock equivalents or convertible securities held, shares beneficially owned by each such holder and shares of common stock issued by CollaGenex in payment of dividends on the preferred stock.

(2) Assumes that all shares to be offered, as set forth above, are sold pursuant to this offering and that no other shares of common stock are acquired or disposed of by the selling shareholder prior to the termination of this offering. Because the selling shareholder may sell all, some or none of their shares or may acquire or dispose of other shares of common stock, no reliable estimate can be made of the aggregate number of shares that will be sold pursuant to this offering or the number or percentage of shares of common stock that the selling shareholder will own upon completion of this offering.

(3) Includes an aggregate of 1,024,215 shares of common stock owned by Marquette Venture

     Partners II, L.P. (which includes 98,269 shares of common stock issuable upon the conversion of 9,722 shares of the Series D preferred stock held thereby, and 925,946 shares of common stock, including shares of common stock issued in payment of dividends on such Series D preferred stock). Does not include an aggregate of 3,816 shares of common stock owned by MVP II Affiliates Fund, L.P. (which includes 2,810 shares of common stock issuable upon the conversion of 278 shares of Series D preferred stock held thereby, and 1,006 shares of common stock including shares of common stock issued in payment of dividends on such Series D preferred stock).

(4) James E. Daverman, a member of our Board of Directors, is President of Marquette Management Partners, LLC, the general partner of Marquette Venture Partners, L.P. and a general partner of MG II, L.P., the general partner of Marquette Venture Partners II, L.P. and MVP II Affiliates Fund, L.P. and, as such, has the power to vote or direct the vote of and to dispose of or direct the disposition of the shares owned by Marquette Venture Partners II, L.P. and MVP II Affiliates Fund, L.P. Mr. Daverman expressly disclaims beneficial ownership of such shares, except as to his proportionate interest in Marquette Venture Partners II, L.P. and MVP II Affiliates Fund, L.P.

     All offering expenses are being paid by CollaGenex except the fees and expenses of any counsel and other advisors that the Selling Shareholder may employ to represent the Selling Shareholder in connection with the offering and all brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the shares.

                              PLAN OF DISTRIBUTION

     The selling shareholder has not advised CollaGenex of any specific plan for distribution of the shares offered hereby, but it is anticipated that the shares will be sold from time to time by the selling shareholder or by permitted pledgees, donees, transferees or other permitted successors in interest. Such sales may be made in any of the following manners:

     o On the Nasdaq National Market (or through the facilities of any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association, on which the shares are then listed, admitted to unlisted trading privileges or included for quotation);

     o    In public or privately negotiated transactions;

     o    In transactions involving principals or brokers;

     o    In a combination of such methods of sale; or

     o    Any other lawful methods.

     Although sales of the shares are, in general, expected to be made at market prices prevailing at the time of sale, the shares may also be sold at prices related to such prevailing market prices or at negotiated prices, which may differ considerably.

     In offering the shares covered by this prospectus, the selling shareholder and any broker-dealers who sell the shares for the selling shareholder may be "underwriters" within the meaning of the Securities Act of 1933, as amended, and any profits realized by the selling shareholder and the compensation of such broker-dealers may be underwriting discounts and commissions.

     Sales through brokers may be made by any method of trading authorized by any stock exchange or market on which the shares may be listed, including block trading in negotiated transactions. Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the shares covered by this prospectus, either as agents for others or as principals for their own accounts, and reselling such shares pursuant to this prospectus. The selling shareholder may effect such transactions directly, or indirectly through underwriters, broker-dealers or agents acting on their behalf. In connection with such sales, such broker-dealers or agents may receive compensation in the form of commissions, concessions, allowances or discounts, any or all of which might be in excess of customary amounts.

     The selling shareholder is acting independently of CollaGenex in making decisions with respect to the timing, manner and size of each sale of shares. CollaGenex has not been advised of any definitive selling arrangement at the date of this prospectus between the selling shareholder and any broker-dealer or agent.

     To the extent required, the names of any agents, broker-dealers or underwriters and applicable commissions, concessions, allowances or discounts, and any other required information with respect to any particular offer of the shares by the selling shareholder, will be set forth in a prospectus supplement.

     The expenses of preparing and filing this prospectus and the related registration statement with the Securities and Exchange Commission will be paid entirely by CollaGenex. Shares of common stock covered by this prospectus also may qualify to be sold pursuant to Rule 144 under the Securities Act of 1933, rather than pursuant to this prospectus. The selling shareholder has been advised that it is subject to the applicable provisions of the Securities Exchange Act of 1934, as amended, including without limitation, Rule 10b-5 thereunder.

     Neither CollaGenex nor the selling shareholder can estimate at the present time the amount of commissions or discounts, if any, that will be paid by the selling shareholder on account of its sales of the shares from time to time.

                                  LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for CollaGenex by Hale and Dorr LLP, Princeton, New Jersey.

                                     EXPERTS

     The consolidated financial statements and schedule of CollaGenex Pharmaceuticals, Inc. and subsidiaries as of December 31, 2001 and 2002, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein and in the registration statement, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2002 consolidated financial statements refers to the Company's adoption of the provisions of the Securities and Exchange Commission's Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements", in 2000.

                      INFORMATION INCORPORATED BY REFERENCE

     The Securities and Exchange Commission allows CollaGenex to "incorporate by reference" the information CollaGenex files with the Securities and Exchange Commission, which means that CollaGenex can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that CollaGenex files later with the Securities and Exchange Commission will automatically update and supersede this information. CollaGenex incorporates by reference the documents listed below and any future filings made by CollaGenex with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended, until the filing of a post-effective amendment to this prospectus which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold:

     o CollaGenex's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the Securities and Exchange Commission on March 31, 2003 to disclose information regarding the financial position, results of operations and cash flows of CollaGenex and its subsidiaries;

     o CollaGenex's Definitive Proxy Materials for the Company's 2003 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission

          April 23, 2003;

     o CollaGenex's Current Report on Form 8-K filed with the Securities and Exchange Commission on February 14, 2003;

     o CollaGenex's Current Report on Form 8-K filed with the Securities and Exchange Commission on March 19, 2003;

     o CollaGenex's Current Report on Form 8-K filed with the Securities and Exchange Commission on July 14, 2003;

     o CollaGenex's Current Report on Form 8-K filed with the Securities and Exchange Commission on July 16, 2003;

     o CollaGenex's Current Report on Form 8-K filed with the Securities and Exchange Commission on July 23, 2003;

     o CollaGenex's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 filed with the Securities and Exchange Commission on May 15, 2003, to disclose information regarding the financial position results of operations and cash flows of CollaGenex and its subsidiaries; and

     o The description of CollaGenex's common stock, $.01 par value, which is contained in CollaGenex's Registration Statement on Form 8-A filed pursuant to Section 12(g) of the Exchange Act of 1934, as amended, in the form declared effective by the Securities and Exchange Commission on June 20, 1996, including any subsequent amendments or reports filed for the purpose of updating such description.

     CollaGenex will provide to any person, including any beneficial owner of its securities, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may make such requests at no cost to you by writing or telephoning CollaGenex at the following address or number:

                        CollaGenex Pharmaceuticals, Inc.
                        41 University Drive
                        Newtown, Pennsylvania 18940
                        Attention: Chief Financial Officer
                        Telephone: (215) 579-7388

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. CollaGenex has not authorized anyone else to provide you with different information. CollaGenex is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                       WHERE YOU CAN FIND MORE INFORMATION

     CollaGenex files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. CollaGenex's Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission's website at
http://www.sec.gov. You may also read and copy, at prescribed rates, any document CollaGenex files with the Securities and Exchange Commission at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information regarding the operation of the Securities and Exchange Commission's Public Reference Room.

     CollaGenex has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 under the Securities Act of 1933 with respect to the shares offered hereby. This prospectus, which constitutes a part of that registration statement, does not contain all the information contained in the registration statement and its exhibits. For further information with respect to CollaGenex and the shares, you should consult the registration statement and its exhibits. Statements contained in this prospectus concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the Securities and Exchange Commission. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying as described above.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Subsection (a) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees, or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. Section 145 also empowers a corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

     Article V of CollaGenex's By-laws specifies that CollaGenex shall indemnify its directors, officers, employees and agents because he or she was or is a director, officer, employee or agent of CollaGenex or was or is serving at the request of CollaGenex as a director, officer, employee or agent of another entity to the full extent that such right of indemnity is permitted by the laws of the State of Delaware. This provision of the By-laws is deemed to be a contract between CollaGenex and each director and officer who serves in such capacity at any time while such provision and the relevant provisions of the Delaware General Corporation Law are in effect, and any repeal or modification thereof shall not offset any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts. The affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of the capital stock of CollaGenex, and, in certain circumstances, 66 2/3% of the voting power of all outstanding shares of the Series D cumulative convertible preferred stock of CollaGenex, is required to adopt, amend or repeal such provision of the By-laws.

     CollaGenex has executed indemnification agreements with each of its officers and directors pursuant to which CollaGenex has agreed to indemnify such parties to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is a director, officer, employee, agent or fiduciary of CollaGenex.

     Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to limit the personal liability of members of its board of directors for violation of a director's fiduciary duty of care. This section does not, however, limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, or from any transaction in which the director derived an improper personal benefit. This section also will have no effect on claims arising under the federal securities laws.

     CollaGenex's Amended and Restated Certificate of Incorporation limits the liability of its directors as authorized by Section 102(b)(7). The affirmative vote of the holders of at least 75% of the voting power of all outstanding shares of the capital stock of CollaGenex, and, in certain circumstances, 66 2/3% of the voting power of all outstanding shares of the Series D cumulative convertible preferred stock of CollaGenex, is required to amend such provisions.

     CollaGenex has obtained liability insurance for the benefit of its directors and officers which provides coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as directors or officers of CollaGenex (or any subsidiary thereof) due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         SEC registration fee.........................        $    483.58
         Counsel fees and expenses*...................        $ 15,000.00
         Accounting fees and expenses*................        $  5,000.00
                                                              -----------
            Total*....................................        $  20,483.58
                                                              ============
         -----
          *   Estimated

     All expenses of issuance and distribution listed above will be borne by CollaGenex. The costs of fees and expenses of legal counsel and other advisors, if any, that the selling shareholder may employ in connection with the offering will be borne by the selling shareholder.

ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Subsection (a) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees, or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. Section 145 also empowers a corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

     Article V of CollaGenex's By-laws specifies that CollaGenex shall indemnify its directors, officers, employees and agents because he or she was or is a director, officer, employee or agent of CollaGenex or was or is serving at the request of CollaGenex as a director, officer, employee or agent of another entity to the full extent that such right of indemnity is permitted by the laws of the State of Delaware. This provision of the By-laws is deemed to be a contract between CollaGenex and each director and officer who serves in such capacity at any time while such provision and the relevant provisions of the Delaware General Corporation Law are in effect, and any repeal or modification thereof shall not offset any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts. The affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of the capital stock of CollaGenex, and, in certain circumstances, 66 2/3% of the voting power of all outstanding shares of the Series D cumulative convertible preferred stock of CollaGenex, is required to adopt, amend or repeal such provision of the By-laws.

     CollaGenex has executed indemnification agreements with each of its officers and directors pursuant to which CollaGenex has agreed to indemnify such parties to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is a director, officer, employee, agent or fiduciary of CollaGenex.

     Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to limit the personal liability of members of its board of directors for violation of a director's fiduciary duty of care. This section does not, however, limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, or from any transaction in which the director derived an improper personal benefit. This section also will have no effect on claims arising under the federal securities laws.

     CollaGenex's Amended and Restated Certificate of Incorporation limits the liability of its directors as authorized by Section 102(b)(7). The affirmative vote of the holders of at least 75% of the voting power of all outstanding shares of the capital stock of CollaGenex, and, in certain circumstances, 66 2/3% of the voting power of all outstanding shares of the Series D cumulative convertible preferred stock of CollaGenex, is required to amend such provisions.

     CollaGenex has obtained liability insurance for the benefit of its directors and officers which provides coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as directors or officers of CollaGenex (or any subsidiary thereof) due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law.

ITEM 16.   EXHIBITS.

   Exhibit No.                        Description of Exhibit
   -----------                        ----------------------
        5 Opinion of Hale and Dorr LLP as to legality of the shares of common stock.

      23.1          Consent of KPMG LLP.

      23.2 Consent of Hale and Dorr LLP (contained in the opinion filed as Exhibit 5 to the Registration Statement).

       24           Powers of  Attorney of certain  officers  and  directors  of
                    CollaGenex   (contained  on  the  signature   page  of  this
                    Registration Statement).


ITEM 17.   UNDERTAKINGS.

     (a)   The undersigned Registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

           (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Newtown, State of Pennsylvania on this 13th day of August, 2003.


                                    COLLAGENEX PHARMACEUTICALS, INC.


                                    By:  /s/ Brian M. Gallagher, Ph.D.
                                        ----------------------------------------
                                        Brian M. Gallagher, Ph.D.
                                        President and Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Brian M. Gallagher, Ph.D. and Nancy C. Broadbent, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

           Signature                      Title                       Date
           ---------                      -----                       ----


/s/ Brian M. Gallagher, Ph.D.   Chairman of the Board,           August 13, 2003
-----------------------------   President, Chief Executive
Brian M. Gallagher, Ph.D.       Officer and Director
                                (Principal Executive Officer)


/s/ Nancy C. Broadbent          Chief Financial Officer,         August 13, 2003
-----------------------------   Treasurer and Secretary
Nancy C. Broadbent              (Principal Financial and
                                Accounting Officer)


/s/ Peter Barnett, D.M.D.       Director                         August 13, 2003
-----------------------------
Peter Barnett, D.M.D.


/s/ Robert C. Black             Director                         August 13, 2003
-----------------------------
Robert C. Black


/s/ James E. Daverman           Director                         August 13, 2003
-----------------------------
James E. Daverman


/s/ Robert J. Easton            Director                         August 13, 2003
-----------------------------
Robert J. Easton

/s/ Stephen A. Kaplan           Director                         August 13, 2003
-----------------------------
Stephen A. Kaplan

                                Director
-----------------------------
W. James O'Shea

                                  EXHIBIT INDEX


   Exhibit No.                        Description of Exhibit
   -----------                        ----------------------
        5 Opinion of Hale and Dorr LLP as to legality of the shares of common stock.

      23.1          Consent of KPMG LLP.

      23.2 Consent of Hale and Dorr LLP (contained in the opinion filed as Exhibit 5 to the Registration Statement).

       24           Powers of  Attorney of certain  officers  and  directors  of
                    CollaGenex   (contained  on  the  signature   page  of  this
                    Registration Statement).